Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Tellabs, Inc. Amended and Restated 2004 Incentive Compensation Plan, of our reports dated February 26, 2009, with respect to the consolidated financial statements and schedule of Tellabs, Inc., included in its Annual Report (Form 10-K) for the year ended January 2, 2009, and the effectiveness of internal control over financial reporting of Tellabs, Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young, LLP

Chicago, Illinois

May 12, 2009